Filed pursuant to Rule 433
                                                               December 13, 2006

                                                                     Relating to
                       Preliminary Pricing Supplement dated December 13, 2006 to
                                 Prospectus Supplement dated August 16, 2004 and
                                                  Prospectus dated June 21, 2004
                                           Registration Statement No. 333-115100

    Pricing Term Sheet for 5.70% Secured Medium Term Notes, Series D due 2036
 ------------------------------------------------------------------------------

                 PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
                      Secured Medium-Term Notes, Series D

================================================================================

Issuer: Public Service Electric & Gas Company

Trade Date: December 13, 2006

Original Issue Date: December 18, 2006

Principal Amount: $250,000,000

Price to Public: 99.576% of Principal Amount, plus accrued interest from the Original Issue Date if settlement occurs after that date

Agents' Commission: $1,875,000

Net Proceeds to Company: $247,065,000

Interest Rate: 5.70% per annum

Settlement Date: December 18, 2006

Interest Payment Dates: June 1 and December 1, commencing June 1, 2007

Redemption: As specified in Preliminary Pricing Supplement dated December 13,
      2006. Make Whole to be determined at a discount rate equal to the Treasury Rate plus 20 basis points.

Maturity Date: December 1, 2036

CUSIP: 74456QAQ9

Agents:

[X] Barclays Capital Inc. ($55,000,000)
[X] BNP Paribas Securities Corp. ($55,000,000)
[X] Citigroup Global Markets Inc. ($55,000,000)
[X] Scotia Capital (USA) Inc. ($55,000,000)
[X] Toussaint Capital Partners, LLC ($15,000,000)
[X] The Williams Capital Group, L.P. ($15,000,000)

================================================================================

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any agent participating in the offering will arrange to send you these documents if you request them by calling Barclays Capital Inc. at 1-888-227-2275 ext. 2663, BNP Paribas Securities Corp. at 1-800-854-5674 or Citigroup Global Markets Inc. at 1-877-858-5407.